EXHIBIT 23
          INDEPENDENT ACCOUNTANTS CONSENT

The Board of Directors
First Financial Holdings, Inc.:

We consent to incorporation by reference in the registration statement (No.33-57855) on Form S-8 of First Financial Holdings, Inc. of our report dated October 21, 1999, relating to the consolidated statements of financial condition of First Financial Holdings, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 1999, which report appears in the September 30, 1999, annual report on Form 10-K of First Financial Holdings, Inc.


                                            KPMG LLP




Greenville, South Carolina
December 22, 1999